Exhibit 4.3

EXECUTION VERSION

SERIES 2004-2 INDENTURE SUPPLEMENT

to MASTER INDENTURE

between

SSCE FUNDING, LLC,

as Issuer,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Indenture Trustee

on behalf of the Series 2004-2 Noteholders

DATED AS OF NOVEMBER 23, 2004

SSCE FUNDING, LLC

VARIABLE FUNDING NOTE, SERIES 2004-2

i

ii

EXHIBITS

EXHIBIT A	Form of Series 2004-2 Notes

EXHIBIT B	Form of Daily Report

EXHIBIT C	Form of Monthly Report

iii

This SERIES 2004-2 INDENTURE SUPPLEMENT, dated as of November 23, 2004 (as amended, restated, supplemented or otherwise modified from time to time, this “Indenture Supplement”), is made between SSCE FUNDING, LLC, as Issuer, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Indenture Trustee on behalf of the Series 2004-2 Noteholders.

PRELIMINARY STATEMENT

Pursuant to the Master Indenture, dated as of November 23, 2004 (the “Indenture”), between Issuer and Indenture Trustee, Issuer may from time to time direct Indenture Trustee to issue and authenticate, on behalf of Issuer, one or more Series of Notes.  Certain terms applicable to a new Series, including the Principal Terms thereof, are to be set forth in an Indenture Supplement. This Indenture Supplement is an “Indenture Supplement” as that term is defined in the Indenture.

ARTICLE I

DEFINITIONS; INCORPORATION OF TERMS

SECTION 1.1                          Definitions.

(a) Capitalized terms used and not otherwise defined herein are used as defined in Annex A to the Indenture. This Indenture Supplement shall be interpreted in accordance with the conventions set forth in Section 1.2 of the Indenture.

(b) Each reference in this Indenture Supplement to funds on deposit in the Collection Account refers only to funds in the administrative sub-accounts of those accounts that are allocated to Series 2004-2. Unless the context otherwise requires, in this Indenture Supplement: (i) each reference to a “Daily Report” or “Monthly Report” refers to a Daily Report or Monthly Report for Series 2004-2; (ii) each reference to the “Servicing Fee” refers to the Servicing Fee allocable to Series 2004-2; and (iii) each reference to the Transaction Documents shall be deemed to include a reference to the Purchase Agreement (as defined below).

(c) Each capitalized term defined herein relates only to Series 2004-2 and to no other Series.  Whenever used in this Indenture Supplement, the following words and phrases shall have the following meanings:

“Accrual Period” means, with respect to Series 2004-2, the period from and including a Payment Date to but excluding the succeeding Payment Date; provided that in the case of the initial Accrual Period, it shall mean the period from and including the Closing Date to but excluding December 15, 2004.

“Additional Amounts” is defined in the Purchase Agreement.

“Adjusted Carrying Cost Reserve” at any time of determination, means the product of (a) the Carrying Cost Receivables Reserve at such time and (b) a fraction, the numerator of which is one (1.00), and the denominator of which is the result of one (1.00) minus the VFN Applicable Reserve Ratio at such time.

“Agent” means Société Générale, in its capacity as agent for the Series 2004-2 Noteholders.

“Available Overcollateralization” means, at any time, the amount then calculated as such pursuant to Section 4.7.

“Average Dilution Ratio” means, as at any Determination Date and continuing until (but not including) the next Determination Date, the average of the Dilution Ratios for the twelve (12) consecutive Settlement Periods ending immediately prior to such Determination Date.

“B&H Measurement Date” means, for any calendar year, a date, which shall be selected by the Servicer, falling within the month of December during such calendar year.

“B&H Ratio” means, for any calendar year, a fraction (expressed as a percentage), (a) the numerator of which is aggregate of the Unpaid Balances of all Transferred Receivables which have been billed, but for which the delivery of the goods or merchandise or the rendering of the services giving rise to such Transferred Receivable has not been completed, as of the applicable B&H Measurement Date and (b) the denominator of which is the Aggregate Receivables Balance as of the applicable B&H Measurement Date.

“B&H Reserve” means, at any date of determination, the product of (a) the highest of the three most recently calculated B&H Ratios, times (b) 3.5, times (c) the Aggregate Receivables Balance as of such date of determination.

“Carrying Cost Receivables Reserve” means, on any Business Day in any Settlement Period, the sum of:

(a) the product of (i) the aggregate Outstanding Principal Balances of the Series 2004-2 Notes on such day, multiplied by (ii) the Carrying Cost Reserve Ratio; plus

(b) the product of (i) the percentage equivalent of a fraction, the numerator of which is the Outstanding Principal Balances of all Series 2004-2 Notes and the denominator of which is the aggregate Outstanding Principal Balances of all Notes of all Series on such day, multiplied by (ii) the aggregate Unpaid Balances of Transferred Receivables on such day, multiplied by (iii) the Servicing Reserve Ratio.

“Carrying Cost Reserve Ratio” means, on any date of determination, the amount as reflected in the most recent Monthly Report equal to (i) 1.5, multiplied by (ii) One-Month LIBOR plus 3.25%, multiplied by (iii) a fraction, (x) the numerator of which is the product of (A) 2.0 and (B) the Days Sales Outstanding and (y) the denominator of which is 360.

“Charged-Off Amount” shall mean, with respect to any Settlement Period, the sum of the amount of Transferred Receivables that were included in the Net Eligible Receivables and that (i) became 121 to 150 days past due as of the last Business Day of such Settlement Period or (ii)

became Defaulted Receivables during such Settlement Period prior to becoming 121 days past due.

“Closing Date” with respect to Series 2004-2, means November 23, 2004.

“Daily Report” is defined in Section 5.2(a).

“Decrease” means, collectively, each Mandatory Decrease and each Voluntary Decrease.

“Default Ratio” means, as provided in the most recent Monthly Report, a fraction (expressed as a percentage) having (a) a numerator equal to the Charged-Off Amount for the Settlement Period ending on the last day of the Settlement Period preceding the Determination Date on which such Monthly Report was required to be delivered, and (b) a denominator equal to the initial aggregate amount payable pursuant to invoices giving rise to Transferred Receivables that were generated during the fifth Settlement Period immediately preceding the Settlement Period referred to in clause (a) above.

“Default Ratio Average” means, with respect to any Settlement Period, the average of the Default Ratios applicable to the Settlement Period then ended and the two immediately preceding Settlement Periods.

“Dilution Horizon Period” means, for each Seller, 60 days; provided, however, such period may be adjusted on an annual basis upon satisfaction of the Rating Agency Condition following the delivery of a credit memo sampling provided by the Servicer to the Rating Agencies.

“Dilution Horizon Ratio” means, as of any Determination Date and continuing until (but not including) the next Determination Date, a fraction (expressed as a percentage) having (a) a numerator equal to the aggregate Unpaid Balances of Transferred Receivables originated by the Sellers during the Dilution Horizon Period preceding the last day of the Settlement Period immediately prior to such earlier Determination Date and (b) a denominator equal to the Net Eligible Receivables as of the last day of the Settlement Period immediately prior to such earlier Determination Date.

“Dilution Ratio” means, as provided in the most recent Monthly Report, a fraction (expressed as a percentage) having (a) a numerator equal to the aggregate amount of Dilutive Credits occurring during the Settlement Period ending on the last day of the Settlement Period preceding the Determination Date on which such Monthly Report was required to be delivered, and (b) a denominator equal to the aggregate amounts payable pursuant to invoices giving rise to Transferred Receivables that were generated by the Sellers during the second Settlement Period immediately preceding the Settlement Period referred to in clause (a).

“Dilution Reserve Ratio” means, as provided in the most recent Monthly Report, the amount (expressed as a percentage) that is calculated for the Series 2004-2 Notes, as follows:

	DRR	=	[(c * d) + [(e – d) * (e/d)]] * f

where:

	DRR	=	Dilution Reserve Ratio;

	a	=	the product of “g”, multiplied by “h”;

	b	=	the product of (1-”g”), multiplied by “i”;

	c	=	the sum of “a” plus “b”;

	d	=	the Average Dilution Ratio as of the Determination Date on which such Monthly Report was required to be delivered;

	e	=	the highest Dilution Ratio over the past twelve Settlement Periods immediately preceding the Determination Date referred to in “d”;

	f	=	the Dilution Horizon Ratio as of the Determination Date referred to in “d”;

	g	=

the fraction (expressed as a percentage), (x) the numerator of which is aggregate of the Unpaid Balances of all Transferred Receivables originated by the CBM division of Smurfit-Stone calculated as of the Determination Date referred to in “d”, and (y) the denominator of which is the Aggregate Receivables Balance calculated as of the Determination Date referred to in “d”;

	h	=	with respect to the Series 2004-2 Notes, 2.75; and

	i	=	with respect to the Series 2004-2 Notes, 2.25.

“Distribution Shortfall” means, on any Business Day:

(a) with respect to Series 2004-2, that the funds available for allocation to the Series Accounts for Series 2004-2 and the Excess Funding Account on such Business Day pursuant to Section 4.4 are less than the amounts, if any, required to be deposited in such accounts on such Business Day; and

(b) with respect to any Series, that the funds available for allocation to a Series Collection Subaccount on such Business Day pursuant to the Indenture Supplement for such Series are less than the amounts, if any, required to be deposited in such accounts on such Business Day pursuant to such Indenture Supplement.

“Early Amortization Period” means the period beginning on the date specified therefor in Section 6.2, and ending on the earlier of (i) the day on which the Series 2004-2 Collateral Amount has been reduced to zero and (ii) ending on the date after the date on which all amounts owing to the Agent and the Series 2004-2 Noteholders by the Issuer under the Indenture, this Indenture Supplement and the Purchase Agreement have been reduced to zero.

“Excess Program Costs” has the meaning as assigned to such term within the definition of “Program Costs”.

“Group 1” means a group of Series which will include Series 2004-2 and each other Series specified in the related Indenture Supplement to be included in Group 1.

“Increase” is defined in Section 3.3(a).

“Initial Note Principal Balance” means the initial outstanding principal amount of the Series 2004-2 Notes, which is $60,000,000.

“Institutional Accredited Investor” is defined in Section 7.5(a)(iii).

“Issuer Indemnified Losses” is defined in Section 7.1.

“Issuer Indemnified Party” is defined in Section 7.1.

“Legal Final Maturity” means the Payment Date in November, 2010.

“London Business Day” means any day on which dealings in deposits in United States dollars are transacted in the London interbank market.

“Loss Reserve Ratio” means, as provided in the most recent Monthly Report, the amount (expressed as a percentage) that is calculated for the Series 2004-2 Notes, as follows:

	LRR	=	d * b * (a/c) * PTM

Where:

	LRR	=	Loss Reserve Ratio;

	a	=

the aggregate Unpaid Balances of Transferred Receivables originated by the Sellers during the three Settlement Periods immediately preceding the Determination Date on which such Monthly Report was required to be delivered;

	b	=	the highest Default Ratio Average that occurred during the period of twelve consecutive Settlement Periods ending prior to the Determination Date referred to in “a”;

	c	=	the Net Eligible Receivables as of the last day of the Settlement Period immediately preceding the Determination Date referred to in “a”;

	d	=	with respect to the Series 2004-2 Notes, 2.25; and

PTM	=	the Payment Term Multiplier as of the most recent Determination Date.

“Mandatory Decrease” is defined in Section 3.4(a).

“Maximum Principal Amount” equals $125,000,000, as such amount may be reduced pursuant to and in accordance with the terms of the Purchase Agreement.

“Minimum Reserve Ratio” means, as provided in the most recent Monthly Report, the amount (expressed as a percentage) that is calculated for the Series 2004-2 Notes, as follows:

	MRR	=	(the greater of (a * b) and c), plus d

Where:

	MRR	=	Minimum Reserve Ratio;

	a	=	the Average Dilution Ratio as of the Determination Date on which such Monthly Report was required to be delivered;

	b	=	the Dilution Horizon Ratio as of the Determination Date referred to in “a”;

	c	=

the quotient (expressed as a percentage) of (i) the sum of the aggregate Unpaid Balances of all Eligible Receivables for the Top 3 Obligors, divided by (ii) the Net Eligible Receivables as of the Determination Date referred to in “a” above; and

	d	=	with respect to the Series 2004-2 Notes, 10.0%.

“Minimum Transferor Percentage” for Series 2004-2, means zero.

“Monthly Report” is defined in Section 5.2(a).

“Net Recoveries” means, with respect to any OC Measuring Period, an amount equal to the result of (a) the amount of Recoveries received in that OC Measuring Period, minus (b) the Write-Off Amount for that OC Measuring Period; provided that the resulting amount calculated pursuant to this definition shall not be less than zero.

“Noteholder” means a Noteholder (as defined in the Indenture) of a Series 2004-2 Note.

“Notice of Increase” is defined in the Purchase Agreement.

“One-Month LIBOR” means, for any Accrual Period, the rate per annum, determined by Indenture Trustee and notified in writing by Indenture Trustee to Servicer, which is the arithmetic mean (rounded to the nearest 1/100 of 1%) of the offered rates for dollar deposits having a maturity of one month commencing on the first day of such Accrual Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (defined below) at approximately 11:00 a.m., London time on the second full London Business Day prior to such date; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “One-Month LIBOR” shall be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for a period of one-month.  The Indenture Trustee shall request the principal London office of each of the Reference Banks to provide a quotation of its rate.  If at least two (2) such quotations are provided, the rate for that Accrual Period shall be the arithmetic mean of the quotations.  If fewer than two (2) quotations are provided as requested, the rate for that Accrual Period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Servicer, at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a period of one month.  As used herein, “Telerate British Bankers Assoc. Interest Settlement Rates Page” means the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market), as reported by Bloomberg Financial Markets Commodities News (or by another source selected by Indenture Trustee and notified by Indenture Trustee to Servicer).

“Outstanding Principal Balance” means, on any date, with respect to the Series 2004-2 Notes, the actual outstanding principal balance of the Series 2004-2 Notes, taking into effect all Increases and Decreases and all other payments on account of principal (but no other payments) with respect to the Series 2004-2 Notes made on or prior to such date.

“Payment Date” means the 15th day of each month (or if such day is not a Business Day, the next succeeding Business Day), commencing December 15, 2004.

“Payment Term” means with respect to any Receivable, the number of days between its invoice date and its Due Date.

“Payment Term Multiplier” means, with respect to each Determination Date, (a) 1.0, if the Payment Term Variable is not more than 36, (b) 1.1., if the Payment Term Variable is 37 to 39, (c) 1.17, if the Payment Term Variable is 40 to 45, (d) 1.22, if the Payment Term Variable is 46 to 50, (e) 1.28, if the Payment Term Variable is 51 to 55, (f) 1.33, if the Payment Term Variable is 56 to 60, and (g) 1.38, if the Payment Term Variable is 61 to 65; provided however, that, if the Payment Term Variable exceeds 65, the Payment Term Multiplier on such Determination Date shall be determined by calculating the sum of (x) 1.38 and (y) 0.05, for each 5-day increment by which the Payment Term Variable exceeds 65, it being understood that the same number shall apply for all Payment Term Variables that fall within a five-day range.

“Payment Term Variable” means, as calculated in each Monthly Report as of the most recently ended Settlement Period, the weighted average of the Payment Terms of all Transferred Receivables with an Unpaid Balance as of the last day of such Settlement Period.

“Program Costs” means, for any Business Day, the sum of (i) the product of (A) all unpaid fees and expenses due and payable to counsel to, and independent auditors of, the Issuer

(other than fees and expenses payable on or in connection with the closing of the issuance of any Series) on such Business Day and (B) a fraction, the numerator of which is the Series 2004-2 Collateral Amount as of the end of the immediately preceding Business Day and the denominator of which is the sum of the Collateral Amounts for all Series as of the end of the immediately preceding Business Day, (ii) all unpaid fees and expenses due and payable to the Rating Agencies rating the Series 2004-2 Notes and (iii) the product of (A) all unpaid fees and expenses (including reasonable attorneys’ fees and expenses) due and payable to the Indenture Trustee and (B) a fraction, the numerator of which is the Series 2004-2 Collateral Amount as of the end of the immediately preceding Business Day and the denominator of which is the sum of the Collateral Amounts for all Series as of the end of the immediately preceding Business Day, provided that Program Costs shall not exceed $100,000 in the aggregate in any calendar year (any amount of the foregoing expenses, indemnities and fees in excess of $100,000 shall be referred to herein as “Excess Program Costs”).

“Purchase Agreement” means the Variable Funding Note Purchase Agreement, dated November 23, 2004, among the Issuer, Smurfit-Stone, the Agent and the Purchaser, as the same may be amended, restated, modified or otherwise supplemented from time to time.  The Purchase Agreement is hereby designated a “Transaction Document”.

“Purchaser” means Barton Capital LLC, together with its successors and permitted assigns pursuant to the terms of the Purchase Agreement.

“Qualified Institutional Buyer” is defined in Section 7.5(c).

“Rating Agency” or “Rating Agencies” for Series 2004-2, means S&P and Moody’s.

“Reference Banks” means four major banks in the London interbank market selected by the Servicer.

“Regulation S” is defined in Section 7.5(a)(ii).

“Required Amount” means, as calculated on each Business Day during an Accrual Period with respect to the next Payment Date, the sum of (i) the Series 2004-2 Monthly Interest to be distributed on the next Payment Date, (ii) the aggregate amount of all previously accrued and unpaid Series 2004-2 Monthly Interest for prior Payment Dates, (iii) the Servicing Fee for Series 2004-2 and (iv) all accrued and unpaid Program Costs and Additional Amounts, in each case for such Accrual Period determined as of such day.

“Required Overcollateralization Amount” means,

(a)                                  on any date of determination during the Revolving Period, an amount equal to the sum of:

(i)                                     an amount equal to the product of (x) the Series 2004-2 Adjusted Collateral Amount on such day and (y) a fraction, the numerator of which is the VFN Applicable Reserve Ratio and the denominator of which is one minus the VFN Applicable Reserve Ratio; plus

(ii)                                  the Adjusted Carrying Cost Reserve on such day; and

(b) on any date of determination during the Series 2004-2 Amortization Period, an amount equal to the Required Overcollateralization Amount on the Series 2004-2 Amortization Period Calculation Date.

“Required Reserve Ratio” means, as provided in the most recent Monthly Report, for the Series 2004-2 Notes, the sum of the Dilution Reserve Ratio and the Loss Reserve Ratio for the Series 2004-2 Notes.

“Revolving Period” means the period beginning on the Closing Date and ending on the day before the first day of the Series 2004-2 Amortization Period.

“Rule 144A” is defined in Section 7.5(a)(i).

“Scheduled Revolving Period Termination Date” means September 14, 2009.

“Series Accounts” with respect to Series 2004-2, is defined in Section 4.2.

“Series 2004-2” is defined in Section 2.1.

“Series 2004-2 Adjusted Collateral Amount” means, as of any date of determination, (i) the Series 2004-2 Collateral Amount on such date, minus (ii) the lesser of (x) the Series 2004-2 Collateral Amount and (y) the sum of (A) the amount on deposit in the Series 2004-2 Principal Collection Sub-subaccount on such date, plus (B) the Series 2004-2 Allocation Percentage of the amounts on deposit in the Excess Funding Account on such date.

“Series 2004-2 Allocable Dilution” means, for any OC Measuring Period, the product of (a) the aggregate amount of Dilution Payment Amounts required to be made as a result of Dilutive Credits granted during such OC Measuring Period and as to which no payment has been made by SRC pursuant to Section 2.3 of the Transfer and Servicing Agreement and (b) the Series 2004-2 Loss Allocation Percentage for that OC Measuring Period.

“Series 2004-2 Allocable Dilution Adjustments” means, for any OC Measuring Period, the product of (a) the aggregate amount of payments pursuant to or in respect of Section 2.3 of the Transfer and Servicing Agreement received during that OC Measuring Period relating to Dilutive Credits that occurred prior to that OC Measuring Period and (b) the Series 2004-2 Loss Allocation Percentage for that OC Measuring Period.

“Series 2004-2 Allocable Recoveries” means, for any OC Measuring Period, the product of (a) the Net Recoveries for that OC Measuring Period, and (b) the Series 2004-2 Loss Allocation Percentage for that OC Measuring Period.

“Series 2004-2 Allocable Write-Off Amount” means, for any OC Measuring Period, the product of (a) the Write-Off Amount for that OC Measuring Period, and (b) the Series 2004-2 Loss Allocation Percentage for that OC Measuring Period.

“Series 2004-2 Allocated Receivables Amount” means, as of any date of determination, the product of (a) the Net Eligible Receivables and (b) the percentage equivalent of a fraction, the numerator of which is the Series 2004-2 Target Receivables Amount and the denominator of which is the Aggregate Target Receivables Amount on such day.

“Series 2004-2 Allocation Percentage” for Series 2004-2 means, (a) for any Business Day during the Revolving Period, a fraction (expressed as a percentage), (i) the numerator of which is the lesser of the Series 2004-2 Allocated Receivables Amount and the Series 2004-2 Target Receivables Amount as of the end of the immediately preceding Business Day and (ii) the denominator of which is the greater of (A) the Net Eligible Receivables as of the end of the immediately preceding Business Day and (B) the sum of the numerators used to calculate the Allocation Percentages for all Outstanding Series of Notes on the Business Day for which such percentage is determined, and (b) during the Series 2004-2 Amortization Period, the percentage equivalent of a fraction, the numerator of which is the lesser of the Series 2004-2 Allocated Receivables Amount and the Series 2004-2 Target Receivables Amount, as of the Series 2004-2 Amortization Period Calculation Date and the denominator of which is the greater of (A) the Net Eligible Receivables as of the end of the immediately preceding Business Day and (B) the sum of the numerators used to calculate the Allocation Percentages for all Outstanding Series on the Business Day for which such percentage is determined.

“Series 2004-2 Amortization Period” means the period (a) beginning on the earliest of (i) the Scheduled Revolving Period Termination Date, (ii) the date, if any, on which an Early Amortization Period commences and (iii) the date that occurs 60 days after the date that the Agent and the Indenture Trustee receive written notice from the Issuer (or the Servicer on behalf of the Issuer) of its election to end the Revolving Period and (b) ending on the date after the date on which all amounts owing to the Agent, the Series 2004-2 Noteholders and the Indenture Trustee by the Issuer under the Indenture, this Indenture Supplement and the Purchase Agreement have been reduced to zero.

“Series 2004-2 Amortization Period Calculation Date” means the day before the first day of the Series 2004-2 Amortization Period.

“Series 2004-2 Available Funds” is defined in Section 4.4.

“Series 2004-2 Collateral Amount” means, at any time, the VFN Collateral Amount.

“Series 2004-2 Collateral Amount Write-Offs” means, as calculated in any Monthly Report relating to a Settlement Period falling completely or partially in the Series 2004-2 Amortization Period:

(a)                                  if the Available Overcollateralization is greater than zero for the related OC Measuring Period, zero; and

(b)                                 if the Available Overcollateralization is less than or equal to zero for the related OC Measuring Period (taking into account any reduction in the Available Overcollateralization shown in such Monthly Report), the excess (if any) of (i) the result of (A) the Series 2004-2 Allocable Write-Off Amount, plus (B) the Series 2004-2

Allocable Dilution, minus (C) the Series 2004-2 Allocable Recoveries, minus (D) the Series 2004-2 Allocable Dilution Adjustments for the related OC Measuring Period, over (ii) the Available Overcollateralization for the immediately preceding OC Measuring Period.

“Series 2004-2 Collection Subaccount” is defined in Section 4.2.

“Series 2004-2 Collections” is defined in Section 4.3.

“Series 2004-2 Excess Funding Account Deposit Amount” means, at any time, the product of (a) a fraction, the numerator of which is the Series 2004-2 Collateral Amount as of the end of the immediately preceding Business Day, and the denominator of which is the sum of the Collateral Amounts for all Series as of the end of the immediately preceding Business Day, multiplied by (b) the Excess Funding Account Deposit Amount, after giving effect to any deposit to be made pursuant to Section 8.6 of the Indenture on such date.

“Series 2004-2 Loss Allocation Percentage” means, for any day in any OC Measuring Period, a fraction (expressed as a percentage), (a) the numerator of which is the Series 2004-2 Collateral Amount as of the last day of the preceding Settlement Period and (b) the denominator of which is the greater of (i) the sum for all Series of Notes that are Outstanding of the “Collateral Amount” as defined in the Indenture Supplements for each such Series and (ii) the Net Eligible Receivables, in each case as of the last day of the preceding Settlement Period.

“Series 2004-2 Monthly Interest” for any Accrual Period means the VFN Monthly Interest for such Settlement Period.

“Series 2004-2 Monthly Principal Amount” for any Settlement Period means the VFN Monthly Principal for such Settlement Period.

“Series 2004-2 Noteholder” means the Person in whose name a Series 2004-2 Note is registered on the Note Register.

“Series 2004-2 Notes” is defined in Section 2.1.  Each Series 2004-2 Note shall be substantially in the form of Exhibit A.

“Series 2004-2 Non-Principal Collection Sub-subaccount” is defined in Section 4.2.

“Series 2004-2 Pay-Out Event” is defined in Section 6.1.

“Series 2004-2 Principal Collection Sub-subaccount” is defined in Section 4.2.

“Series 2004-2 Servicer Transfer Cost Allocation” means, for any Business Day, the product of (a) a fraction, the numerator of which is the Series 2004-2Collateral Amount as of the end of the immediately preceding Business Day, and the denominator of which is the sum of the Collateral Amounts for all Series as of the end of the immediately preceding Business Day, multiplied by (b) the amount of Servicer Transfer Costs payable from Collections pursuant to Section 7.1(b) of the Transfer and Servicing Agreement.

“Series 2004-2 Target Receivables Amount” means, on any date of determination, the sum of (i) the Series 2004-2 Adjusted Collateral Amount on such day and (ii) the Required Overcollateralization Amount on such day.

“Series 2004-2 Weighted Average Note Rate” means, at any date of determination, the sum of (a) the VFN Note Rate in effect with regard to the Outstanding Series 2004-2 Notes, as of the end of the Settlement Period immediately preceding the most recent Determination Date, plus (b) an amount equal to (i) the aggregate amount of fees (other than the Servicing Fee and Program Costs) accrued with respect to the Series 2004-2 Notes during the Settlement Period immediately preceding the most recent Determination Date, divided by (ii) the average daily Outstanding Principal Balance of the Series 2004-2 Notes during such Settlement Period.

“Servicing Fee” shall mean, for any Settlement Period, an amount equal to one-twelfth of the product of (a) 1.00% and (b) the Series 2004-2 Collateral Amount as of the last day of the Settlement Period preceding such Payment Date; provided, however, that with respect to the first Payment Date, the Servicing Fee shall be pro rated for the actual number of days in the period beginning on the Closing Date and ending on the last day of the initial Settlement Period.

“Servicing Reserve Ratio” means an amount (expressed as a percentage), provided in the most recent Monthly Report,  equal to (i) the product of (A) 1.00%, (B) 2.00, and (C) the Days Sales Outstanding, divided by (ii) 360.

“SSCE Credit Agreement” means that certain Credit Agreement, dated as of November 1, 2004, among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., Smurfit-Stone Container Canada, Inc., the lenders from time to time party thereto, JPMorgan Chase Bank, Deutsche Bank Trust Company Americas and Deutsche Bank AG, as amended, supplemented or otherwise modified from time to time.

“SSCE Credit Agreement Default Event” means thirty (30) days has elapsed following the occurrence of an “Event of Default” (under and as defined in the SSCE Credit Agreement) and such event continues (after giving effect to any applicable cure period, if any, and any requirement of knowledge or notice thereunder).

“Unmatured Series Pay-Out Event” means an event or condition that, upon the giving of notice or the passage of time, would become a Series Pay-Out Event.

“VFN Applicable Reserve Ratio” means, during any Settlement Period, the greater of (a) the Minimum Reserve Ratio applicable to the Series 2004-2 Notes and (b) the Required Reserve Ratio applicable to the Series 2004-2 Notes, each as calculated in the Monthly Report required to be delivered on the Determination Date in the immediately preceding Settlement Period.

“VFN Collateral Amount” means, at any time, an amount equal to (a) the Initial Note Principal Balance, plus (b) the aggregate amount of all Increases, minus (c) the aggregate amount of all distributions that have been made to Series 2004-2 Noteholders on account of principal (including, without limitation, any Decreases), minus (d) the aggregate amount of reductions to the VFN Collateral Amount made pursuant to Section 4.8 on or prior to such time, plus (d) reinstatements of any such reductions in clause (c) of Section 4.8 on or prior to such time.

“VFN Monthly Interest” is defined in Section 4.1.

“VFN Monthly Principal” means, with respect to any Payment Date, (a) if such Payment Date occurs during the Series 2004-2 Amortization Period, the amount necessary to reduce the Outstanding Principal Balance of the Series 2004-2 Notes to zero and (b) at any other time, zero.  At no time shall the VFN Monthly Principal exceed the VFN Collateral Amount at such time.

“VFN Note Rate” means (a) to the extent any Purchaser is funding such Increase during such period through the issuance of Commercial Paper (as defined in the Purchase Agreement), the CP Rate (as defined in the Purchase Agreement), (b) to the extent any Purchaser is not funding such Increase during such period through the issuance of Commercial Paper, a rate per annum equal to One-Month LIBOR, plus 1.25%; provided, that if One-Month LIBOR quotations are not available, the VFN Note Rate shall be the Base Rate (as defined in the Purchase Agreement); provided, further that on any day after the occurrence and continuance of any Pay-Out Event or an Event of Default, the VFN Note Rate shall be the rate set forth in clause (a) or (b) above, as applicable, plus 2% per annum.

“Voluntary Decrease” is defined in Section 3.4(b).

(d) All references herein to “Transferred Receivables”, when used to refer to Receivables originated at any time prior to the Closing Date, shall mean all Receivables other than Excluded Receivables, provided that Receivables originated by the Containerboard Marketing division of the entity formerly known as Jefferson Smurfit Corporation (U.S.) shall not be considered Excluded Receivables solely when used to refer to Receivables originated at any time prior to the Closing Date.

SECTION 1.2                          Incorporation of Terms.  The terms of the Indenture are incorporated in this Indenture Supplement as if set forth in full herein. As supplemented by this Indenture Supplement, the Indenture is in all respects ratified and confirmed and both together shall be read, taken and construed as one and the same agreement. If the terms of this Indenture Supplement and the terms of the Indenture conflict, the terms of this Indenture Supplement shall control with respect to the Series 2004-2 Notes.

ARTICLE II

DESIGNATION; AUTHENTICATION AND DELIVERY

SECTION 2.1                          Designation.  There is hereby created a Series to be known as “Series 2004-2” or the “Series 2004-2 Notes,” consisting of one class:  the Variable Funding Notes, Series 2004-2 (the “Series 2004-2 Notes”).  Series 2004-2 shall be included in Group 1.  Series 2004-2 will not initially be a Paired Series.  The Series 2004-2 Notes will be issued in definitive form.  Series 2004-2 will not be subordinated to any other Series. The Series 2004-2 Notes will be due and payable on the Legal Final Maturity.

SECTION 2.2                          Authentication and Delivery.

(a) On the Closing Date, the Issuer shall sign, and shall direct the Indenture Trustee in writing pursuant to Section 2.2 of the Indenture to duly authenticate, and the Indenture Trustee, upon receiving such direction, (i) shall authenticate, subject to Section 3.1, the Series 2004-2 Notes in accordance with such written directions, and (ii) subject to Section 2.2(b), shall deliver the Series 2004-2 Notes to the Agent on behalf of the Purchaser.

(b) The Series 2004-2 Notes shall be issued in definitive form, in the name of the initial Series 2004-2 Noteholder.

(c) The Series 2004-2 Notes issued hereunder, as provided in Section 2.12 of the Indenture, shall be typewritten, printed, lithographed or engraved or produced by any combination of these methods (with or without steel engraved borders), all as determined by the officers executing such Notes, as evidenced by their execution of such Notes.

(d) The Series 2004-2 Notes shall be executed by manual or facsimile signature on behalf of the Issuer by any Authorized Officer of the Issuer.

(e) The Series 2004-2 Notes shall be issued in minimum denominations of $1,000,000 and in integral multiples of $100,000 in excess thereof.

ARTICLE III

CONDITIONS TO ISSUANCE; USE OF PROCEEDS

SECTION 3.1                          Conditions to Initial Issuance.  The Indenture Trustee shall not authenticate the Series 2004-2 Notes unless (i) all conditions to the issuance of the Series 2004-2 Notes under Section 2.8 of the Indenture shall have been satisfied, and (ii) the Servicer shall have delivered an Officer’s Certificate to the Indenture Trustee and the Agent to the effect that all conditions set forth in Article IV of the Purchase Agreement shall have been satisfied.

SECTION 3.2                          Use of Proceeds.  The Issuer shall ensure that the net funds made available to the Issuer from the issuance of the Series 2004-2 Notes shall be used by the Issuer to purchase Receivables from Transferor pursuant to the Transfer and Servicing Agreement.  The Transferor shall use the purchase price for such Receivables to purchase Receivables from the Seller pursuant to the Sale Agreement.  The Seller, in turn, shall use the purchase price for such Receivables to repurchase Receivables from Jefferson Smurfit Finance Corporation and Stone Receivables Corporation.  Jefferson Smurfit Finance Corporation and Stone Receivables Corporation, in turn, shall use the purchase price for such Receivables to repurchase the Series 1999-1 and Series 1999-2 Certificates issued by the Stone Receivables Corporation Master Trust and terminate such Trust and to repay all commercial paper notes issued by Jefferson Smurfit Finance Corporation and to terminate the related Liquidity Agreement and other related program documents.

SECTION 3.3                          Initial Issuance; Procedure for Increasing the VFN Collateral Amount.

(a)                                  (i) On the Closing Date, the Issuer will issue and, subject to receipt of the Officer’s Certificate set forth in Section 3.1, the Indenture Trustee shall authenticate, the Series 2004-2 Notes in accordance with the terms and provisions of the Indenture in the aggregate initial principal amount equal to the Initial Note Principal Balance and a maximum principal amount equal to the Maximum Principal Amount and (ii) on any Business Day during the Revolving Period, the Issuer may, subject to the satisfaction of each of conditions set forth in clause (b), increase the VFN Collateral Amount (each such increase referred to as an “Increase”), upon delivery of a Notice of Increase to the Indenture Trustee and the Agent received by each such Person prior to 10:00 a.m. (Central Standard time) on such Business Day.

(b)                                 The VFN Collateral Amount may be increased on any Business Day during the Revolving Period pursuant to subsection (a) above, only upon satisfaction of each of the following conditions with respect to each proposed Increase:

(i)                                     The amount of each Increase shall be equal to or greater than $250,000 (and in integral multiples of $100,000 in excess thereof);

(ii)                                  After giving effect to such Increase, the Outstanding Principal Balance shall not exceed the Maximum Principal Amount;

(iii)                               Immediately prior to and after giving effect to such Increase, the Series 2004-2 Allocated Receivables Amount shall equal or exceed the Series 2004-2 Target Receivables Amount;

(iv)                              All of the conditions precedent to such Increase set forth in Article II of the Purchase Agreement shall have been satisfied;

(v)                                 Such Increase and the application of the proceeds thereof shall not result in the occurrence of (1) a Pay-Out Event for any Series, a Servicer Default or an Event of Default, or (2) an event or occurrence, which, with the passing of time or the giving of notice thereof, or both, would become a Pay-Out Event for any Series, a Servicer Default or an Event of Default; and

(vi)                              Immediately prior to giving effect to any Increase, the Series 2004-2 Notes shall be rated the same ratings as assigned by each Rating Agency to the Series 2004-2 Notes on the Closing Date and as set forth in the Purchase Agreement.

(c)                                  Upon receipt of the proceeds of such Increase by or on behalf of the Issuer, a duly authorized officer of the Agent shall make appropriate notations on the grid attached to the Series 2004-2 Notes or on its books and records of the amount of such adjustment to the VFN Collateral Amount, and each of the Issuer, the Series 2004-2 Noteholders and the Servicer hereby authorizes each duly authorized officer of the Agent to make such notations on the Series 2004-2 Notes and on its books and records as aforesaid; provided, that failure to make any such recordation on such grid or in its internal books and records or any error in such grid or in its internal books and records shall not adversely affect the Series 2004-2 Noteholders’ rights with respect to their right to receive payments in respect of the Outstanding Principal Balance;

provided, further, that any failure by such officer of the Agent to make any such notation shall not affect the obligations of the Issuer under the Series 2004-2 Notes.

(d)                                 The Issuer shall not issue additional Notes of this Series.  For this purpose, neither an Increase pursuant to subsection (b) above nor an amendment to this Indenture Supplement to increase the Maximum Principal Amount shall constitute the issuance of additional Notes.

SECTION 3.4                          Procedure for Decreasing the VFN Collateral Amount.

(a)                                  Mandatory Decrease.  Without limiting any of the terms and provisions hereof, if on any date, the Series 2004-2 Allocated Receivables Amount is less than the Series 2004-2 Target Receivables Amount as of such date, then, within three (3) Business Days, the Issuer shall pay or cause to be paid to the Series 2004-2 Noteholders from Series 2004-2 Available Funds available for payments of principal in accordance with Section 4.4 or amounts otherwise available to the Issuer, a principal payment to decrease the VFN Collateral Amount by the amount necessary, so that after giving effect to all Decreases of the VFN Collateral Amount, the Series 2004-2 Allocated Receivables Amount shall be greater than or equal to the Series 2004-2 Target Receivables Amount (each such reduction of the VFN Collateral Amount pursuant to this Section 3.4(a), a “Mandatory Decrease”).  By 10:00 a.m. (Central Standard time) on the Business Day of payment of such Mandatory Decrease, the Servicer, on behalf of the Issuer, shall provide written notice thereof to the Indenture Trustee and the Agent.

(b)                                 Voluntary Decrease.  The Issuer may on any Business Day, upon written notice to the Indenture Trustee and the Agent, which such notice must be received by each such Person prior to 10:00 a.m. (Central Standard time) on such Business Day, decrease the VFN Collateral Amount (each such decrease of the VFN Collateral Amount pursuant to this Section 3.4(b), a “Voluntary Decrease”) by paying or causing to be paid to the Series 2004-2 Noteholders from Series 2004-2 Available Funds available for payments of principal in accordance with Section 4.4 or amounts otherwise available to the Issuer, a principal payment equal to the amount of such Decrease.  Each such Voluntary Decrease shall be in a minimum principal amount of $250,000 (and in integral multiples of $100,000 in excess thereof).  Upon such Voluntary Decrease, the Servicer, on behalf of the Issuer shall reflect such Decrease in the Monthly Report.

(c)                                  Principal Amortization.  During the Series 2004-2 Amortization Period, principal will be allocated to the VFN Collateral Amount and paid to the Series 2004-2 Noteholders in accordance with Section 5.1.

(d)                                 Upon each Decrease and each other payment of principal pursuant to Sections 4.4 and 5.1, a duly authorized officer of the Agent shall make appropriate notations on the grid attached to the Series 2004-2 Notes or on its books and records of the amount of such adjustment to the VFN Collateral Amount, and each of the Issuer, the Series 2004-2 Noteholders and the Servicer hereby authorizes each duly authorized officer of the Agent to make such notations on the Series 2004-2 Notes and on its books and records as aforesaid; provided, that failure to make any such recordation on such grid or in its internal books and records or any error in such grid or in its internal books and records shall not adversely affect the Series 2004-2 Noteholders’ rights with respect to their right to receive payments in respect of the Outstanding Principal Balance;

provided, further, that any failure by such officer of the Agent to make any such notation shall not affect the obligations of the Issuer under the Series 2004-2 Notes.

ARTICLE IV

PAYMENTS AND ALLOCATIONS

SECTION 4.1                          Interest.

(a)  Interest (“VFN Monthly Interest”) on the Series 2004-2 Notes shall (i) accrue during each Accrual Period at the VFN Note Rate, (ii) be calculated on the basis of actual days over a year of 360 days, (iii) be due and payable on each Payment Date and (iv) be calculated based on the average of the daily Outstanding Principal Balance of the Series 2004-2 Notes during such Accrual Period (after giving effect to any distributions of principal on each date).

(b)  The Servicer shall calculate the VFN Monthly Interest in accordance with this Section 4.1 based on the applicable VFN Note Rate.  Prior to each Payment Date, the Indenture Trustee shall review the Servicer’s calculation of the VFN Monthly Interest (relying on the VFN Note Rate reported in the related Monthly Report or directly by the Agent to the Indenture Trustee) and report any discrepancy to the Servicer, and, with the Servicer, shall resolve such discrepancy.

SECTION 4.2                          Series Accounts; Series 2004-2 Distribution Account.

(a)  The Indenture Trustee shall cause to be established and maintained in the name of the Indenture Trustee, (i) for the benefit of the Series 2004-2 Noteholders and (ii) in the case of clauses (A) and (B) below, for the benefit, subject to the prior and senior interests of the Series 2004-2 Noteholders, of the holder of the Transferor Interest, (A) a subaccount of the Collection Account (the “Series 2004-2 Collection Subaccount”), which subaccount is the Series Collection Subaccount with respect to Series 2004-2; and (B) two subaccounts of the Series 2004-2 Collection Subaccount: (1) the Series 2004-2 Principal Collection Sub-subaccount and (2) the Series 2004-2 Non-Principal Collection Sub-subaccount (respectively, the “Series 2004-2 Principal Collection Sub-subaccount” and the “Series 2004-2 Non-Principal Collection Sub-subaccount”; all accounts established pursuant to this subsection (a), collectively, the “Series Accounts” for Series 2004-2), each Series Account to bear a designation indicating that the funds deposited therein are held for the benefit of the Persons (and, for each such Person, to the extent) set forth in clauses (i) and (ii) above and to otherwise be maintained in accordance with the terms hereof and of the Indenture (including Sections 8.2 and 8.3 thereof).

(b) All Permitted Investments in the Series Accounts shall be invested, subject to Section 8.3 of the Indenture, together with funds held in other Sub-subaccounts of the Collection Account.  After giving effect to any distribution to the holder of the Transferor Interest pursuant to Section 8.6(f) of the Indenture, amounts on deposit and available for investment in the Series 2004-2 Principal Collection Sub-subaccount shall be invested by the Indenture Trustee at the written direction of the Servicer in Permitted Investments that mature, or that are payable or redeemable upon demand of the holder thereof, (i) in the case of any such investment made during the Revolving Period, on or prior to the next Business Day and (ii) in the case of any such investment made during the Series 2004-2 Amortization Period, on or prior to the Business Day immediately preceding the next Payment Date.  Amounts on deposit and available for investment in the Series 2004-2 Non-Principal Collection Sub-subaccount shall be invested by the Indenture Trustee at the written direction of the Servicer in Permitted Investments that mature, or that are payable or redeemable upon demand of the holder thereof, on or prior to the Business Day immediately preceding the next Payment Date.  As of the Business Day immediately preceding each Payment Date, all interest and other investment earnings (net of losses and investment expenses) on funds deposited in the Series 2004-2 Principal Collection Sub-subaccount shall be deposited in the Series 2004-2 Non-Principal Collection Sub-subaccount.  Absent its receipt of timely investment instructions, the Indenture Trustee shall have no obligation to make any investment and funds shall remain uninvested.

SECTION 4.3                          Daily Calculations and Series Allocations.

(a) On each Business Day, the Servicer shall calculate the Series 2004-2 Allocation Percentage, the Series 2004-2 Allocated Receivables Amount and the Series 2004-2 Target Receivables Amount.

(b) The funds allocated to Series 2004-2 in accordance with Section 8.6 of the Indenture are called the “Series 2004-2 Collections.”

SECTION 4.4                          Daily Allocations of Series Collections.  On each Business Day, the Servicer shall, (a) determine the sum of (i) the aggregate amount of Series 2004-2 Collections for such Business Day, and (ii) the amount of funds then available on account of a Distribution Shortfall (with respect to Series 2004-2) pursuant to the Indenture Supplements for any other Series in Group 1 to the extent needed to fund the items described in priorities first and second below, in the priority indicated, (collectively, “Series 2004-2 Available Funds”), (b) indicate the amount of Series 2004-2 Available Funds in the Daily Report delivered on such Business Day (whether or not a Payment Date) and (c) direct the Indenture Trustee in the Daily Report to, and upon receipt of such Daily Report, the Indenture Trustee shall, in reliance on such instructions and without any independent verification, distribute such Series 2004-2 Available Funds as follows:

first, an amount of Series 2004-2 Available Funds for such Business Day up to the amount necessary to cause the Required Amount for such day to be on deposit therein, shall be transferred by the Indenture Trustee from the Series 2004-2 Collection Subaccount to the Series 2004-2 Non-Principal Collection Sub-subaccount;

second, following the transfers pursuant to clause first above, any remaining Series 2004-2 Available Funds shall be transferred by the Indenture Trustee to the Series 2004-2 Principal Collection Sub-subaccount for distribution (in the following priority):

(u)                                 an amount equal to the lesser of (A) the Series 2004-2 Servicer Transfer Cost Allocation, if any, on such Business Day and (B) the amount of funds available pursuant to this clause second shall be held in the Series 2004-2 Principal Collection Sub-subaccount for distribution on the next Payment Date in accordance with Section 5.1;

(v)                                 an amount equal to the lesser of (A) the aggregate amount of all Decreases pursuant to Section 3.4, and (B) the amount of funds remaining on deposit in the Series 2004-2 Principal Collection Sub-subaccount that has not been allocated pursuant to subclause (u) of this clause second, for distribution to the Series 2004-2 Noteholders;

(w)                               an amount equal to lesser of (A) the Series 2004-2 Monthly Principal Amount, if any, on such Business Day, and (B) the amount of funds remaining on deposit in the Series 2004-2 Principal Collection Sub-subaccount that has not been allocated pursuant to subclause (u) of this clause second, shall be held in the Series 2004-2 Principal Collection Sub-subaccount for distribution in accordance with Section 5.1 on each Payment Date during the Series 2004-2 Amortization Period;

(x)                                   an amount equal to the lesser of (A) the Series 2004-2 Excess Funding Account Deposit Amount, if any, and (B) the amount remaining on deposit in the Series 2004-2 Principal Collection Sub-subaccount that has not been allocated pursuant to subclauses (u) or (w) of this clause second, shall be deposited in the Excess Funding Account;

(y)                                 an amount equal to the lesser of (A) unpaid Excess Program Costs at such time and (B) the amount remaining on deposit in the Series 2004-2 Principal Collection Sub-subaccount that has not been allocated pursuant to subclauses (u) or (w) of this clause second, shall be held in the Series 2004-2 Principal Collection Sub-subaccount for distribution on the next Payment Date in accordance with Section 5.1;

(z)                                   if there is a Distribution Shortfall with respect to any Series (other than Series 2004-2) in Group 1 on such Business Day an amount equal to the lesser of (A) the amount of such Distribution Shortfall and (B) the amount remaining on deposit in the Series 2004-2 Principal Collection Sub-subaccount that has not been allocated pursuant to subclauses (u), (w) or (y) of this clause second, shall be transferred to the Indenture Trustee, for distribution to the applicable accounts or Persons specified in the Indenture Supplement with respect to such Series, it being understood that if the Distribution Shortfalls for all Series (other than Series 2004-2) in Group 1 exceed the amount of funds available pursuant to this clause second, then such funds shall be allocated to such Series pro rata based on their respective Distribution Shortfalls; and

third, the remainder of the Series 2004-2 Available Funds shall be distributed to the holder of the Transferor Interest.

SECTION 4.5                          Withdrawals from the Excess Funding Account.  On the first day of the Series 2004-2 Amortization Period, the Servicer shall instruct the Indenture Trustee to transfer (and the Indenture Trustee shall transfer) the Series 2004-2 Allocation Percentage of the entire balance in the Excess Funding Account to the Series 2004-2 Principal Collection Sub-subaccount.

SECTION 4.6                          Determination of Principal to be Distributed with respect to Series 2004-2.  The amount of principal distributable on any Payment Date with respect to the Series 2004-2 Notes shall be determined by the Servicer and set forth on each Monthly Report.  On each Payment Date during the Series 2004-2 Amortization Period, an amount equal to the Series 2004-2 Monthly Principal shall be distributable from the Series 2004-2 Principal Collection Sub-subaccount with respect to the Series 2004-2 Notes up to the amount on deposit in such account on the immediately preceding Determination Date; provided, however, distributions of such principal shall be in accordance with Section 5.1.

SECTION 4.7                          Available Overcollateralization.

(a) If a Series 2004-2 Amortization Period begins, the Servicer shall calculate the Available Overcollateralization as of the Series 2004-2 Amortization Period Calculation Date and report such amount in the Daily Report for the first Business Day in the Series 2004-2 Amortization Period.  The Servicer shall also calculate the Available Overcollateralization as of each Determination Date falling in the Series 2004-2 Amortization Period, such calculation to be reflected in the related Monthly Report.

(b) The Available Overcollateralization as of the Series 2004-2 Amortization Period Calculation Date shall equal the result of:

(i) the Series 2004-2 Allocated Receivables Amount as of the opening of business of the Series 2004-2 Amortization Period Calculation Date; minus

(ii) the sum of (A) the lesser of (x) the excess of the Series 2004-2 Allocated Receivables Amount over the Required Overcollateralization Amount and (y) the Series 2004-2 Collateral Amount and (B) the Adjusted Carrying Cost Reserve, in each case, at the opening of business on the Series 2004-2 Amortization Period Calculation Date.

(c) The Available Overcollateralization, as of any Determination Date in the Series 2004-2 Amortization Period, shall equal the result of:

(i) the Available Overcollateralization as of the preceding Determination Date (or as of the Series 2004-2 Amortization Period Calculation Date, in the case of the first Determination Date falling in the Series 2004-2 Amortization Period); minus

(ii) the Series 2004-2 Allocable Write-Off Amount with respect to the OC Measuring Period most recently ended prior to that Determination Date; minus

(iii) the Series 2004-2 Allocable Dilution with respect to the OC Measuring Period most recently ended prior to that Determination; plus

(iv) subject to Section 4.8, the Series 2004-2 Allocable Recoveries and the Series 2004-2 Allocable Dilution Adjustments with respect to the OC Measuring Period prior to that Determination Date.

(d) Notwithstanding the foregoing, in no event shall the Available Overcollateralization at any time be less than zero and in no event shall the Available Overcollateralization at any time during the Series 2004-2 Amortization Period be greater than the Available Overcollateralization calculated for the first Determination Date falling in the Series 2004-2 Amortization Period pursuant to subsection (c) (other than as a result of Recoveries).

SECTION 4.8                          Write-Offs and Recoveries.

(a) In each Monthly Report required to be delivered during the Series 2004-2 Amortization Period, the Servicer shall calculate the Series 2004-2 Collateral Amount Write-Offs and the Series 2004-2 Allocable Recoveries for the most recently ended OC Measuring Period.

(b) If the Series 2004-2 Collateral Amount Write-Offs calculated in any Monthly Report exceed zero, the Series 2004-2 Collateral Amount shall be reduced by the amount of the Series 2004-2 Collateral Amount Write-Offs with effect from the related Determination Date, subject to the next sentence.  Any such reduction shall be allocated to the VFN Collateral Amount until the VFN Collateral Amount has been reduced to zero.

(c) If the Series 2004-2 Collateral Amount has been reduced on account of any Series 2004-2 Collateral Amount Write-Offs, then any Series 2004-2 Allocable Recoveries with respect to any Settlement Period ending after the reduction takes place shall be applied to reinstate the Series 2004-2 Collateral Amount, to the extent of such prior reductions that have not previously been reinstated, with effect from the related Determination Date.  Any such reinstatement shall be allocated to the VFN Collateral Amount until all prior reductions to the VFN Collateral Amount on account of Series 2004-2 Collateral Amount Write-Offs have been reinstated.

(d) If Series 2004-2 Allocable Recoveries are applied pursuant to subsection (c) to reinstate the Series 2004-2 Collateral Amount on any Payment Date, then Series 2004-2 Allocable Recoveries shall be applied to increase the Available Overcollateralization on the related Determination Date only to the extent of the excess, if any, of the Series 2004-2 Allocable Recoveries, minus the amount of Allocable Recoveries so applied.

SECTION 4.9                          Certain Dilution in a Series 2004-2 Amortization Period.

(a) In each Monthly Report required to be delivered during the Series 2004-2 Amortization Period, the Servicer shall calculate the Series 2004-2 Allocable Dilution and the Series 2004-2 Allocable Dilution Adjustments for the most recently ended OC Measuring Period.

(b) If the Available Overcollateralization or the Series 2004-2 Collateral Amount has been reduced on account of any Series 2004-2 Allocable Dilution, then any Series 2004-2 Allocable Dilution Adjustments with respect to any OC Measuring Period ending after the reduction takes place shall be allocated (x) first, to reinstate the Series 2004-2

Collateral Amount, and (y) second, to reinstate the Available Overcollateralization, in each case to the extent not previously reinstated.  Any funds so allocated on any day shall be distributed in accordance with the priorities set forth in Section 4.4.

ARTICLE V

DISTRIBUTIONS AND REPORTS

SECTION 5.1                          Distributions.  (a) On each Payment Date, the Indenture Trustee shall distribute (based solely on information provided in the applicable Monthly Report and, subject to Section 4.1(b), without any independent review or verification of such information) funds on deposit in the Series 2004-2 Non-Principal Collection Sub-subaccount in the following priority to the extent funds are available:

first, to the Servicer, the Servicing Fee for the preceding Settlement Period;

second, to the Series 2004-2 Noteholders, an amount equal to VFN Monthly Interest for such Payment Date, plus the amount of any VFN Monthly Interest previously due but not distributed to the Series 2004-2 Noteholders on a prior Payment Date;

third, to the Series 2004-2 Noteholders, an amount equal to Additional Amounts for such Payment Date (together with all Additional Amounts previously due but not distributed to the Series 2004-2 Noteholders on a prior Payment Date) but only to the extent that amounts have been set aside pursuant to clause first of Section 4.4;

fourth, to the Indenture Trustee, any unpaid Program Costs for the preceding Settlement Period; provided that amounts payable pursuant to this clause fourth shall not exceed $50,000 during any calendar year;

fifth, to the applicable payees (including the Indenture Trustee), pro rata, any unpaid Program Costs for the preceding Settlement Period, to the extent not paid pursuant to clause fourth above; and

sixth, if such Payment Date is during the Series 2004-2 Amortization Period, to the Series 2004-2 Principal Collection Sub-subaccount, any remaining funds.

To the extent that there are funds remaining in the Series 2004-2 Non-Principal Collection Sub-subaccount after the distribution of funds on deposit therein as set forth above in this Section 5.1(a), the Indenture Trustee shall deposit an amount equal to the Excess Funding Account Deposit Amount, if any, to the Excess Funding Account, and any remaining funds shall be paid to the holder of the Transferor Interest.

(b) On each Payment Date, the Indenture Trustee shall distribute (based solely on the information provided in the applicable Monthly Report), funds on deposit in the Series 2004-2 Principal Collection Sub-subaccount in the following order of priority to the extent funds are available:

first, if any amounts are owed to the Indenture Trustee, on account of Servicer Transfer Costs to the Indenture Trustee an amount equal to the Series 2004-2 Servicer Transfer Cost Allocation;

second, an amount equal to the Series 2004-2 Monthly Principal Amount for such Payment Date shall be distributed to the Series 2004-2 Noteholders until repayment in full of the VFN Collateral Amount;

third, any unpaid Excess Program Costs for the preceding Settlement Period shall be paid, pro rata, to the applicable payees (including the Indenture Trustee); and

fourth, any remaining balance shall be paid to the holder of the Transferor Interest.

(c) The Indenture Trustee shall send distributions to each Series 2004-2 Noteholder on each Payment Date by wire transfer of immediately available funds to an account maintained by such Series 2004-2 Noteholder with a bank in the United States; provided that such Noteholder notified the Indenture Trustee in writing as to such account at least five Business Days prior to such Payment Date (such notice to remain effective with respect to such Noteholder until different instructions are received by the Indenture Trustee).  Distributions to Series 2004-2 Noteholders which do not qualify under the preceding sentence shall be made by check mailed to such Series 2004-2 Noteholders.  All distributions to Series 2004-2 Noteholders shall be made on a pro rata basis (based on the Outstanding Principal Balances of the Class A Notes).  For purposes of distributions to Series 2004-2 Noteholders on a Payment Date, the status of a Person as a Series 2004-2 Noteholder shall be determined as of the preceding Record Date.

SECTION 5.2                          Daily Reports, Monthly Reports and Other Information.

(a) A report (the “Daily Report”) shall be delivered by the Servicer to Indenture Trustee on each Business Day and each such report shall be substantially in the form set out in Exhibit B or in such other form as may be consistent with the terms of this Indenture Supplement.  A report (the “Monthly Report”) shall be delivered by the Servicer to Indenture Trustee on each Determination Date and each such report shall be substantially in the form set out in Exhibit C or in such other form as may be consistent with the terms of this Indenture Supplement.  The Indenture Trustee shall provide copies of each Monthly Report to the Agent and the Rating Agencies.  Each Daily Report and Monthly Report shall report the required information for all outstanding Series.

Without limiting the preceding paragraph, at the written request of the Servicer, the Indenture Trustee shall provide or make available electronically via its internet website (or upon written request, by first class mail or facsimile) each Monthly Report to the Persons referred to in the preceding paragraph; provided, however, the Indenture Trustee shall have no obligation to provide such reports described in this Section 5.2 until it has received the requisite information from the Servicer.

If the Servicer so requests that the Indenture Trustee provide or make available electronically the Monthly Reports, the Indenture Trustee may make available to any Rating Agency, the Agent, any Noteholder or Note Owner of a Series 2004-2 Note, via the Indenture Trustee’s internet website or via e-mail to the Agent and each Noteholder as requested by the Servicer, in writing, all Monthly Reports available each month and, with the consent or at the direction of the holder of the Transferor Interest, such other information regarding the Series 2004-2 Notes and/or the Collateral as the Indenture Trustee may have in its possession, but only, with respect to the Indenture Trustee’s internet website, with the use of a password provided by the Indenture Trustee or its agent to such Person.  The Indenture Trustee will make no representation or warranties as to the accuracy or completeness of such documents and will assume no responsibility therefor.

In connection with providing access to the Indenture Trustee’s interest website, the Indenture Trustee may require registration and the acceptance of a disclaimer. The Indenture Trustee shall not be liable for the dissemination of information in accordance with this Section 5.2.

(b) Notwithstanding any other provision of this Indenture Supplement:

(i) In the event that a calculation or determination to be made with respect to periods prior to the Closing Date refers to a Daily Report or Monthly Report, such calculation or determination shall be made even though Daily Reports or Monthly Reports were not required to be delivered pursuant to this Indenture Supplement prior to the Closing Date.

(ii) This Section 5.2 shall not limit the obligation of the Servicer to make the allocations and calculations required by this Indenture Supplement on a daily basis.

SECTION 5.3                          Annual Tax Information.  During January (and on or before January 31) of each calendar year, the Indenture Trustee shall furnish or cause to be furnished to the Agent and each Person who at any time during the preceding calendar year was a Series 2004-2 Noteholder the information for the preceding calendar year, or the applicable portion thereof during which the Person was a Noteholder, as is required to be provided by an issuer of indebtedness under the Code to the holders of the issuer’s indebtedness and such other customary information as is necessary to enable such Noteholder to prepare their federal income tax returns.  Notwithstanding anything to the contrary contained in this Agreement, the Indenture Trustee shall, to the extent required by applicable law, from time to time furnish to the Agent and the appropriate Persons prior to the end of the period required by applicable law, the information required to complete a Form 1099-INT.

SECTION 5.4                          Periodic Perfection Certificate.  Within one hundred five (105) days after the end of each fiscal year of the Issuer, the Servicer, on behalf of the Issuer, shall furnish or cause to be furnished to the Indenture Trustee and the Agent an Officer’s Certificate setting forth a list of all changes in the name, identity, corporate structure or jurisdiction of incorporation of the Issuer, the Transferor or any Seller that have taken place since the date of the Officer’s

Certificate most recently delivered pursuant to this Section 5.4, or indicating that no such events have taken place, and stating in each case what filings of UCC financing statements, or amendments thereto, relating to the Transaction Documents have been made in connection with each such event (identifying the date and filing index numbers for each).  If any such new UCC financing statements are filed, the Servicer shall cause the Indenture Trustee to be named as secured party (in the case of any filing against the Issuer) or assignee of the secured party (in the case of any filing against the Transferor or a Seller).  The Indenture Trustee shall be under no obligation to file and prepare any financing or continuation statements or to take any other action, such obligation being solely that of the Servicer.

ARTICLE VI

SERIES 2004-2 PAY-OUT EVENTS

SECTION 6.1                          Series 2004-2 Pay-Out Events.  Each of the following shall constitute a “Series 2004-2 Pay-Out Event”:

(a) The occurrence of an Issuer Pay-Out Event.

(b) The Series 2004-2 Allocated Receivables Amount shall be less than the Series 2004-2 Target Receivables Amount for any period of five (5) consecutive Business Days.

(c) The failure (i) on the part of the Transferor, the Issuer or the Servicer to make (x) any payment or deposit of principal or interest required by the terms of the Indenture or this Indenture Supplement or the Transfer and Servicing Agreement on or before three (3) Business Days after the date such payment or deposit is required to be made or (y) any other payment or deposit required by the Indenture or this Indenture Supplement or the Transfer and Servicing Agreement on or before five (5) Business Days after the date such other payment or deposit is required to be made; or (ii) on the part of the Transferor or the Issuer to duly observe or perform in any material respect any other covenants or agreements of the Transferor or the Issuer set forth in the Indenture or this Indenture Supplement or the Transfer and Servicing Agreement; or (iii) on the part of the Servicer to deliver the Daily Report required on any Business Day pursuant to the Indenture or this Indenture Supplement or the Transfer and Servicing Agreement; which failure with respect to clause (ii), continues unremedied for ten (10) days or, with respect to clause (iii) continues unremedied for five (5) days, in each case after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Transferor, the Issuer or the Servicer by the Indenture Trustee, or to the Transferor and the Indenture Trustee by the Agent on behalf of the Series 2004-2 Noteholders.

(d) Any representation or warranty made by the Transferor or the Issuer in the Indenture, this Indenture Supplement or the Transfer and Servicing Agreement, or any information contained in a computer file, microfiche list or hard copy list required to be delivered by the Transferor or the Issuer pursuant to the Indenture, any Indenture Supplement or the Transfer and Servicing Agreement shall prove to have been incorrect in any material respect when made or when delivered, which continues to be incorrect in any material respect for a period of sixty (60) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Transferor or the Issuer by the Indenture Trustee, or to the Transferor by the Indenture Trustee after receipt of notice from the Agent on behalf of the Series 2004-2 Noteholders and as a result of which the interests of the Series 2004-2 Noteholders are materially and adversely affected.

(e) The occurrence of an SSCE Credit Agreement Default Event.

(f) Any Rating Agency shall downgrade, suspend or withdraw the rating assigned by it on the Closing Date to the Series 2004-2 Notes.

SECTION 6.2                          Early Amortization Period.  (a) If a Series 2004-2 Pay-Out Event described in Section 6.1(b) occurs and such deficiency in the Series 2004-2 Allocated Receivables Amount is not cured within five (5) Business Days after the five (5) Business Day period specified in Section 6.1(b), notwithstanding such cure, the Early Amortization Period shall automatically commence at the end of such additional five (5) Business Day period unless the Agent on behalf of the Series 2004-2 Noteholders agrees in writing to waive the occurrence of the Series 2004-2 Pay-Out Event described in Section 6.1(b) and the commencement of the Early Amortization Period.  Notwithstanding the foregoing, the Agent on behalf of the Series 2004-2 Noteholders may cause the commencement of the Early Amortization Period prior to the end of the additional five (5) Business Day period specified in the previous sentence by written notice delivered to the Indenture Trustee if a Series 2004-2 Pay-Out Event described in Section 6.1(b) has occurred and is continuing.  Upon the occurrence of a Series 2004-2 Pay-Out Event described in Section 6.1(b), the Indenture Trustee shall notify the Agent on behalf of the Series 2004-2 Noteholders of such event and shall review each Daily Report delivered thereafter to determine whether the deficiency in the Series 2004-2 Allocated Receivables Amount is reported to be cured within five (5) Business Days after the five (5) Business Day period specified in Section 6.1(b).  If the deficiency in the Series 2004-2 Allocated Receivables Amount is not cured within five (5) Business Days after the five (5) Business Day period specified in Section 6.1(b), the Early Amortization Period shall automatically commence.

(b) Upon the occurrence and continuance of any Series 2004-2 Pay-Out Event described in Section 6.1(a), the Early Amortization Period shall commence immediately on the date of such occurrence without any notice or other action on the part of any Person.

(c) If a Series 2004-2 Pay-Out Event described in Section 6.1(c)(ii), (c)(iii), (d), (e) or (f) occurs, the Agent on behalf of the Series 2004-2 Noteholders may, and the Indenture Trustee, shall, at the direction of the Agent, by notice given in writing to the Issuer and the Servicer (and to the Indenture Trustee if given by the Agent) commence the Early Amortization Period as of the date of such notice.

(d) If a Series 2004-2 Pay-Out Event described in Section 6.1(c)(i) occurs, unless within fifteen (15) days of any such event (after the applicable grace period) the Agent on behalf of the Series 2004-2 Noteholders waives such event, the Early Amortization Period shall commence immediately without any notice on the part of the Series 2004-2 Noteholders or Indenture Trustee.

(e) After the occurrence of a Series 2004-2 Pay-Out Event, the Indenture Trustee shall promptly notify the Rating Agencies of such event and deliver to the Rating Agencies, upon request, and the Agent any information that the Indenture Trustee has received from the Servicer regarding the Transferred Receivables or the transaction contemplated by this  Indenture Supplement and the other Transaction Documents.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1                          Amendments, Waivers, Etc.  This Indenture Supplement shall not be amended, modified or waived except in accordance with Article IX of the Indenture.

SECTION 7.2                          Indenture Trustee.  The Indenture Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Indenture Supplement or for or in respect of the representations or recitals contained herein, all of which representations and recitals are made solely by the Issuer and the Servicer.

SECTION 7.3                          Instructions in Writing.  All instructions given by the Servicer to the Indenture Trustee pursuant to this Indenture Supplement shall be in writing, and may be included in a Daily Report or Monthly Report.

SECTION 7.4                          Rule 144A.  So long as any of the Series 2004-2 Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, Issuer shall, unless it becomes subject to and complies with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provide to any Holder or Note Owner of such restricted securities, or to any prospective Holder or Note Owner of such restricted securities designated by a Holder or Note Owner, upon the request of such Holder or Note Owner or prospective Holder or Note Owner, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

SECTION 7.5                          Restrictions on Transfer.

(a) On the Closing Date, the Issuer shall sell the Series 2004-2 Notes to the initial Series 2004-2 Noteholder pursuant to the Purchase Agreement and deliver such Series 2004-2 Notes in accordance herewith and therewith.  Thereafter, no Series 2004-2 Note may be sold, transferred or otherwise disposed of except as follows:

(i) to Persons that the transferring Person reasonably believes are Qualified Institutional Buyers in reliance on the exemption from the registration requirements of Rule 144A under the Securities Act (“Rule 144A”); or

(ii) in offshore transactions to non-U.S. Persons in reliance on Regulation S under the Securities Act (“Regulation S”); or

(iii) to institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act (“Institutional Accredited Investors”) that take delivery of such Series 2004-2 Note in an amount of at least one million dollars ($1,000,000) and that deliver certification thereof to Indenture Trustee; or

(iv) to a Person who is taking delivery of such Series 2004-2 Note pursuant to a transaction that is otherwise exempt from the registration requirements of the Securities Act, as confirmed in an Opinion of Counsel addressed to Indenture Trustee and Issuer which counsel and opinion are satisfactory to Indenture Trustee and Issuer;

and, in each case in accordance with all applicable laws and regulations of the United States and the States thereof, and (if applicable) foreign laws and regulations.

Indenture Trustee shall have no obligations or duties with respect to determining whether any transfers of the Series 2004-2 Notes are made in accordance with the Securities Act or any other law; provided that with respect to Definitive Notes, Indenture Trustee shall enforce such transfer restrictions in accordance with the terms set forth on the related Series 2004-2 Note and the provisions of this Indenture Supplement.

(b) Transfers of Definitive Notes, in whole or in part, shall only be made in accordance with this Section 7.5(b).

(i) Transfer of Definitive Notes.  If a Noteholder of a Definitive Note wishes at any time to transfer such Definitive Note, such Noteholder may transfer or cause the transfer of such interest (in an equivalent principal amount) in one or more Definitive Notes as provided below.  Upon receipt by the Note Registrar of (A) such holder’s Definitive Note properly endorsed for assignment to the transferee and (B) a certificate given by the prospective transferee of such interest, in substantially the form of Exhibit D hereto, stating that the transfer of such interest has been made in accordance with the applicable restrictions in the Indenture, including that the transferee (x) if such Note is being offered, sold or delivered in reliance on Rule 144A, such transferee is a Qualified Institutional Buyer or (y) if such Note is being offered and sold in reliance on Regulation S of the Securities Act, such transferee is not a U.S. Person and is located outside of the United States, then the Note Registrar, shall cancel such Definitive Note in accordance with Section 2.9 of the Indenture, record the transfer in the Note Register in accordance with Section 2.4(a) of the Indenture and Issuer shall execute and Indenture Trustee shall authenticate and deliver one or more Definitive Notes of the same Series, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such amounts being equal to the interest in the

Definitive Notes surrendered by the transferor), which shall not be less than the minimum denomination for the related Series.

(ii) Exchange of Definitive Notes.  If a Noteholder of a Definitive Note wishes at any time to exchange such Definitive Notes for one or more Definitive Notes of different principal amounts of the same Series (but not less than the minimum authorized denomination applicable thereto) that will be owned by such Noteholder, such Noteholder may exchange or cause the exchange of such interest for an equivalent interest in Definitive Notes of the same Series as provided below.  Upon receipt by the Note Registrar of (A) such Noteholder’s Definitive Notes properly endorsed for such exchange and (B) written instructions from the Noteholder of such Definitive Note designating the number and principal amounts of the Definitive Notes to be exchanged (the aggregate of such principal amounts being equal to the aggregate principal amount of the Definitive Notes surrendered for exchange) and certifying that such exchange does not represent a change in ownership, then the Note Registrar, shall cancel such Definitive Note in accordance with Section 2.9 of the Indenture, record the exchange in the Note Register in accordance with Section 2.4(a) of the Indenture and Issuer shall execute and Indenture Trustee shall authenticate and deliver one or more Definitive Notes of the same Series, registered in the same names as the Definitive Notes surrendered by such holder or such different names as are specified in the endorsement described in clause (A) above, in principal amounts designated by such Noteholder (the aggregate of such amounts being equal to the interest in the Definitive Notes surrendered by such holder) and in no less than the minimum denomination for the related Series.

(c) Each purchaser (other than the initial Series 2004-2 Noteholder) of the Series 2004-2 Notes shall be deemed to have acknowledged and agreed as follows (terms used in this paragraph that are defined in Rule 144A or Regulation S under the Securities Act and used herein as defined therein):

(1)                                  It is either (a)(i) a qualified institutional buyer as defined in Rule 144A (“Qualified Institutional Buyer”), (ii) is aware that the sale of the Series 2004-2 Notes to it is being made in reliance on the exemption from registration provided by Rule 144A, and (iii) is acquiring the Series 2004-2 Notes for its own account or for one or more accounts, each of which is a Qualified Institutional Buyer, and as to each of which the owner exercises sole investment discretion, and in a principal amount of not less than the minimum denomination of such Note for the purchaser and for each such account or (b) is not a U.S. Person and is purchasing the Note pursuant to Rule 903 or 904 of Regulation S, and in a principal amount of not less than the minimum denomination of such Note.  Any purported transfer of the Series 2004-2 Notes to a purchaser that does not comply with the requirements of this paragraph shall be null and void ab initio.  Issuer or Indenture Trustee on its behalf, may sell any Notes acquired in violation of the foregoing at the cost and risk of purported owner.

(2)                                  It understands that the Series 2004-2 Notes will bear a legend substantially as set forth in the Exhibit A hereto.  The Series 2004-2 Notes may not at any time be held by or on behalf of any Person that is not a Qualified Institutional Buyer or a Non-U.S. Person purchasing in accordance with Regulation S.

(3)                                  It understands that the Series 2004-2 Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, the Series 2004-2 Notes have not been and will not be registered under the Securities Act, and, if in the future the transferee decides to offer, resell, pledge or otherwise transfer the Series 2004-2 Notes, such Series 2004-2 Notes may only be offered, resold, pledged or otherwise transferred in accordance with the Indenture, this Indenture Supplement and the applicable legend on such Series 2004-2 Notes.  It acknowledges that no representation is made by Issuer as to the availability of any exemption under the Securities Act or any applicable state securities laws for resale of the Series 2004-2 Notes.

(4)                                  It understands that an investment in the Series 2004-2 Notes involves certain risks, including the risk of loss of all or a substantial part of its investment under certain circumstances.  It has had access to such financial and other information concerning Issuer and the Series 2004-2 Notes as it deemed necessary or appropriate in order to make an informed investment decision with respect to purchase of the Series 2004-2 Notes, including an opportunity to ask questions of and request information from Servicer and Issuer.  It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Series 2004-2 Notes, and it and any accounts for which it is acting are each able to bear the economic risk of the holder’s or of its investment.

(5)                                  It acknowledges that Indenture Trustee, the Note Registrar, any Paying Agent, Issuer, their affiliates, and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements.  If it is acquiring the Series 2004-2 Notes or any interest therein for the account of one or more qualified institutional buyers, it represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

(6)                                  Either (a) it is not acquiring the Series 2004-2 Notes with the plan assets of any “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “governmental plan” as defined in Section 3(32) of ERISA which is subject to any law substantially similar to ERISA or Section 4975 of the Code or (b) its acquisition and holding of the Series 2004-2 Note will not give rise to a nonexempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any substantially similar applicable law.

(7)                                  It is purchasing one or more Series 2004-2 Notes in an amount of at least one million dollars ($1,000,000) and it understands that such Series 2004-2 Notes may be resold, pledged or otherwise transferred only in an amount of at least one million dollars ($1,000,000).

(8)                                  Each investor described in subclause (1)(b) above understands that the Series 2004-2 Notes have not and shall not be registered under the Securities Act, that any offers, sales or deliveries of the Series 2004-2 Notes purchased by it in the United States or to U.S. Persons prior to the date that is 40 days after the later of (i) the commencement of the distribution of the Series 2004-2 Notes and (ii) the Closing Date, may constitute a violation of United States law.

SECTION 7.6                          Survival of Agreements.  All covenants, agreements, representations and warranties made herein and in the Series 2004-2 Notes delivered pursuant hereto shall survive the execution and delivery of this Indenture Supplement and the Series 2004-2 Notes and shall continue in full force and effect, and this Indenture Supplement shall not terminate, until the Outstanding Principal Balance of the Series 2004-2 Notes shall have been reduced to zero, all accrued and unpaid interest thereon shall have been paid in full, and all other obligations owed in respect of the Series 2004-2 Notes have been paid and performed in full.  In addition, Section 7.4 and this Section 7.6 shall survive termination of this Indenture Supplement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Indenture Supplement to be duly executed as of the day and year first above written.

SSCE FUNDING, LLC, as Issuer

By:	/s/ Richard P. Marra
Name: Richard P. Marra
Title: Assistant Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Indenture Trustee

By:	/s/ Jenna Kaufman
Name: Jenna Kaufman
Title: Vice President

Acknowledged and Accepted:

STONE RECEIVABLES CORPORATION, as Transferor

By:	/s/ Richard P. Marra
Name: Richard P. Marra
Title: Assistant Treasurer

SMURFIT-STONE CONTAINER ENTERPRISES, INC., as Servicer

By:	/s/ Richard P. Marra
Name: Richard P. Marra
Title: Assistant Treasurer

EXHIBIT A
to the Series 2004-2 Indenture Supplement

FORM OF SERIES 2004-2 NOTE

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EXHIBIT B

to the Series 2004-2 Indenture Supplement

FORM OF DAILY REPORT

1

EXHIBIT C

to the Series 2004-2 Indenture Supplement

FORM OF MONTHLY REPORT

1

EXHIBIT D
to the Series 2004-2 Indenture Supplement

FORM OF PURCHASER LETTER

                        , 20

SSCE Funding, LLC

[Address]

Deutsche Bank Trust Company Americas

[Address]

Stone Receivables Corporation

[Address]

Smurfit-Stone Container Enterprises, Inc., as Servicer

[Address]

Société Générale

[Address]

Ladies and Gentlemen:

We are delivering this letter in connection with the transfer of $                     of the VARIABLE FUNDING NOTE, Series 2004-2 (the “Notes”) issued by SSCE Funding, LLC (the “Issuer”) created under the Master Indenture, dated as of November 23, 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time,  the “Indenture”), between Issuer and Deutsche Bank Trust Company Americas, as Indenture Trustee (the “Indenture Trustee”), and the Series 2004-2 Indenture Supplement thereto, dated as of November 23, 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Series 2004-2 Indenture Supplement”), among Issuer and Indenture Trustee.  Capitalized terms used herein without definition shall have the meanings assigned thereto in (or by reference in) the Series 2004-2 Indenture Supplement.

We hereby confirm that:

(i) we are a “qualified institutional buyer” (a “QIB”) as set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);

(ii) we are purchasing the Series 2004-2 Notes for our own account or for the account of one or more other QIBs;

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(iii) we are taking delivery of Notes in an amount of at least $1,000,000 for our own account or for each separate account for which we are acting;

(iv) we have such knowledge and experience in financial and business matters, we are capable of evaluating the merits and risks of purchasing Notes and we, or the account for which we are purchasing Notes, can bear the economic risks of investing in the Series 2004-2 Notes for an indefinite period of time;

(v) we are acquiring Notes for investment and not with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; provided that the disposition of our property and the property of any accounts for which we are acting as fiduciary shall remain at all times within our control; and

(vi) we represent to Issuer, Transferor Indenture Trustee, Servicer and any successor Servicer that [to be updated upon final 7.5]

We understand that the Series 2004-2 Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Series 2004-2 Notes have not been registered under the Securities Act, and we agree, on our own behalf and on behalf of each account for which we acquire any Notes, that such Notes may be resold, pledged or transferred only in a transaction meeting the requirements of Rule 144A (“Rule 144A”) under the Securities Act, to a person that we reasonably believe is a “qualified institutional buyer” (as defined in Rule 144A) that purchases for its own account (or for the account or accounts of a qualified institutional buyer) and to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A.

We understand that the Paying Agent and Indenture Trustee shall not be required to accept for registration of transfer any Notes, except upon presentation of evidence satisfactory to Issuer that the foregoing restrictions on transfer have been complied with.

We understand that the Series 2004-2 Notes shall bear a legend substantially to the effect set forth in the Exhibits to the Series 2004-2 Indenture Supplement.

We understand that this letter is required in connection with certain securities laws.  If administrative or other proceedings are commenced in connection with which this letter is or would be relevant, we irrevocably authorize you to produce this letter or a copy of this letter to any interested party in such proceedings.

THIS LETTER WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereby by its duly authorized officer, as of the day and year written above.

[NAME OF INVESTOR]

By:
Name:
Title:

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